Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the following Registration Statements:
(1) Registration Statement (Form S-8 No. 333-189932) pertaining to the News Corporation 2013 Long-Term Incentive Plan, and
(2) Registration Statement (Form S-8 No. 333-236322) pertaining to the News Corporation 2013 Long-Term Incentive Plan;
of our reports dated August 13, 2024, with respect to the consolidated financial statements of News Corporation and the effectiveness of internal control over financial reporting of News Corporation included in this Annual Report (Form 10-K) of News Corporation for the year ended June 30, 2024.
/s/ Ernst & Young LLP
New York, New York
August 13, 2024